ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of

Ross Miller
Secretary of State
State of Nevada

Document Number
20110310576-76
Filing Date and Time
04/26/2011 12:54 PM
Entity Number
E0685652008-6

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Global Resource Energy, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 - Shares:

Effective as of May 2, 2011 (the "Effective Date"), all issued and outstanding shares of common stock of the Corporation automatically shall be decreased at a rate of one-for-one thousand (the "Reverse Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Effective Date of the Reverse Split (the "Existing Common") into new certificates representing the appropriate number of shares of Common Stock resulting from the decrease ("New Common").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.6%

4. Effective date of filing: (optional) May 2, 2011

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.